Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon agordon@comtex.com 703-797-8011

COMTEX REPORTS SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

NEW YORK, NY, February 14, 2007 - Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for the second quarter and six month periods ended December 31, 2006.

For the six months ended December 31, 2006, Comtex reported revenues of $3.5 million compared to $3.9 million for the six months ended December 31, 2005. The decline in revenues is primarily the result of continued business consolidations within our clients’ markets and among clients. For the six month period, Comtex reported operating income of $21,000 and a net loss of $(12,000), or $(0.00) per share, versus an operating loss of $(58,000) and a net loss of $(121,000), or $(0.01) per share, incurred during the first half of fiscal year 2006.

For the quarter ended December 31, 2006, Comtex reported revenues of $1.7 million compared to $1.9 million for the three months ended December 31, 2005. For the second quarter, Comtex narrowed its operating loss to $(54,000) from an operating loss of $(162,000) incurred during the second quarter of fiscal year 2006. The net loss for the quarter decreased to $(73,000), or $(0.01) per share, from a net loss of $(184,000), or $(0.01) per share, for the comparable quarter of the previous year.

For the six months ended December 31, 2006, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $108,000 compared to $561,000 for the first six months of the previous year. The decrease is the net result of decreased revenues and reduced cost of revenues, partially offset by decreased stock based compensation and depreciation, increased operating costs, and other items.

“Comtex continues to work with its long-term client base to provide products that meet their changing needs,” said Chip Brian, Comtex’s President and CEO. “We are developing new Comtex SmarTrend® Alert products and we continue to strive towards achieving profitability across all product lines,” concluded Mr. Brian.

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Comtex Announces 2nd Quarter Fiscal 2007 Financial Results	Page 2
February 14, 2007

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex also provides a SmarTrend Alert product to consumers, CSTA®Direct (www.CSTADirect.com), and has offices in New York City and Alexandria, Virginia.

SmarTrend® and CSTA® are registered trademarks of Comtex News Network, Inc.

Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLE FOLLOWS

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Comtex Announces 2nd Quarter Fiscal 2007 Financial Results	Page 3
February 14, 2007

Comtex News Network, Inc.
Selected Financial Data
(unaudited / amounts in thousands, except per share amounts)

	Three Months Ended December 31		Six Months Ended December 31
	2006	2005	2006	2005

Revenues	$1,699	$1,933	$3,450	$3,929
Operating (Loss) Income	(54)	(162)	21	(58)
Net Loss	$(73)	$(184)	$(12)	$(121)

Net Loss Per Share
Basic and Diluted	$(0.01)	$(0.01)	$(0.00)	$(0.01)

Weighted Avg. # Shares:
Basic and Diluted	13,702	13,700	13,701	13,650

Reconciliation to EBITDA:
Net Loss	$(73)	$(184)	$(12)	$(121)
Stock-based compensation	11	321	23	438
Depreciation & Amortization	29	75	64	181
Interest/Other Expense	22	22	31	47
Income Taxes	(3)	-	2	16
EBITDA	$(14)	$234	$108	$561

Please Note:  EBITDA consists of earnings before interest and other expense, interest and other income, income taxes, stock-based compensation, depreciation and amortization and impairment charges. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

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